     ELKHART, INDIANA — JULY 27, 2007
SKYLINE REPORTS YEAR-END, FOURTH QUARTER RESULTS
     Net earnings for Skyline Corporation’s 2007 fiscal year were $2,593,000 compared to $14,292,000 in fiscal 2006. On a per share basis, fiscal 2007 net earnings were $0.31 versus $1.70 in the 2006 fiscal year.
     For the fourth quarter which ended May 31, 2007, net earnings were $2,247,000 compared to $5,153,000 of the fourth quarter of fiscal 2006. Net earnings per share for fiscal 2007’s fourth quarter were $0.27 versus $0.61 of the fourth quarter of fiscal 2006
     Sales for fiscal 2007 were $365,473,000 compared to $508,543,000 of a year earlier. Sales for the fourth quarter of fiscal 2007 were $88,536,000 compared to $136,219,000 of fiscal 2006’s fourth quarter.
     Sales for Skyline’s manufactured housing group for fiscal 2007 were $272,383,000 compared to $376,405,000 of fiscal 2006. The group’s sales for the fiscal 2007 fourth quarter totaled $64,035,000 compared to $97,399,000 of the comparable period of fiscal 2006.
     For Skyline’s RV group, sales for fiscal 2007 were $93,090,000 compared to $132,138,000 of fiscal 2006. The RV group’s sales for fiscal 2007’s fourth quarter were $24,501,000 compared to $38,820,000 of the fourth quarter of fiscal 2006.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)

Sales	$88,536	$136,219	$365,473	$508,543

Earnings before income taxes	2,866	8,401	3,399	23,315

Provision for income taxes	619	3,248	806	9,023

Net earnings	$2,247	$5,153	$2,593	$14,292

Basic earnings per share	$.27	$.61	$.31	$1.70	(A)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

(A)	Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	May 31,
	2007	2006

ASSETS

Cash and temporary cash investments	$124,240	$152,771
Accounts receivable	22,760	31,759
Inventories	10,561	11,308
Other current assets	11,381	8,537

Total Current Assets	168,942	204,375

Property, Plant and Equipment, net	35,806	34,069

Other Assets	10,192	9,959

	$214,940	$248,403

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$5,162	$8,784
Accrued liabilities	21,952	31,366

Total Current Liabilities	27,114	40,150

Other Deferred Liabilities	10,011	10,499

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	238,319	258,258
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	177,815	197,754

	$214,940	$248,403